EXHIBIT 10.35

Non-Compete and Non-Solicit Agreement

    FOR GOOD AND VALUABLE CONSIDERATION, including the award of Restricted Stock Units, as more fully described in the accompanying letter (10% of which will be fully vested upon grant), hereby acknowledged, First Albany Companies, Inc. and its subsidiaries (“First Albany”) and its employee who is a signatory hereto (the “Key Employee Partner”) (First Albany and the Key Employee Partner being referred to, collectively, as the “Parties”) agree as follows:

    1. Non-Compete Covenant. Prior to December 31, 2008, the Key Employee Partner shall not participate in the ownership, management, operation or control of a Competitor* or be employed by or perform services for a Competitor in a position substantially similar to the Key Employee’s position at the Company; provided, however, that the Key Employee Partner may own, solely as a passive investment, securities of any entity traded on any national securities exchange if the Key Employee Partner is not a controlling person of (nor owns individually or as a member of a group, 5% or more of) such entity.

    2. Non-Solicit Covenant. In the event that the employment of the Key Employee Partner with the Company terminates for any reason, then until the later of (i) twelve months after such termination or (ii) December 31, 2008, the Key Employee Partner shall not, directly or indirectly, solicit for employment or hire anyone who was an employee of the Company within the period of 180 days prior to any termination.

    3. Inapplicability of Non-Compete Covenant in Certain Circumstances. The foregoing Non-Compete Covenant shall not apply to the Key Employee Partner following any termination of his/her employment by the Company without cause.

    4. Forfeiture of RSUs Upon Breach. Upon any breach of the Non-Compete Covenant or the Non-Solicit Covenant by the Key Employee Partner, the Key Employee Partner shall forfeit any outstanding Restricted Stock Units (“RSUs”).

    5. Remedies. With respect to the Non-Compete Covenant and the Non-Solicit Covenant, the Parties acknowledge and agree that:

        (i) if, in any judicial proceeding, a court shall deem part of the Non-Compete Covenant or the Non-Solicit Covenant invalid, illegal or unenforceable because  its scope  is  considered excessive, it shall be modified so that the scope of the Non-Compete Covenant or the Non-Solicit Covenant, as applicable, is reduced only to the  minimum extent necessary to render the modified covenant valid, legal and enforceable.

        (ii) it is impossible to measure in money the damages that will accrue to the Company in the event that the Key Employee Partner breaches the Non-Compete Covenant or the Non-Solicit Covenant. In the event that the Key Employee Partner breaches the Non-Compete Covenant or the Non-Solicit Covenant, the Company shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining the Key Employee Partner from violating such covenant. If the Company shall institute any action or proceeding to enforce the Non-Compete Covenant or the Non-Solicit Covenant, the Key Employee Partner hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. In addition, the Company shall retain all remedies available to it at law. The Non-Compete and the Non-Solicit Covenants shall be in addition to any restrictions imposed on the Key Employee Partner by statute, at common law or under any other  agreement to which the Ke Employee Partner is a party.

Agreed and Accepted: This 12th day of May, 2007
C. Brian Coad	FIRST ALBANY COMPANIES, INC.
Name of Employee (please print)
/s/ C. Brian Coad	By: ____________________________
Signature of Employee (please sign)

* For purposes of this agreement, the term “Competitor,” means any broker-dealer or financial advisory firm whose principal place of business is in the United States.